Exhibit (p)(8)

FIRST QUADRANT, L.P.

CODE OF ETHICS

October 2017

TABLE OF CONTENTS

Part 1.	GeneRAL Principles	1
Part 2.	Scope of the Code	2
A.	Topics Addressed in the Code	2
B.	Persons Covered by the Code	3
	1. Securities Covered by the Code	3
Part 3.	Standards of Business Conduct	4
A.	Compliance with Laws and Regulations	3
B.	Conflicts of Interest	4
C.	Insider Trading	5
D.	Personal Securities Transactions Policies and Procedures	5
E.	Gifts, Business Entertainment and Charitable Donations Policies and Procedures	10
F.	Political Contributions and Fund Raisers	14
G.	Confidentiality	15
H.	Service on a Board of Directors	15
Part 4.	Compliance Procedures	15
A.	Certification of Compliance	15
Part 5.	Administration and Enforcement of the Code	15
A.	Training and Education	15
B.	Annual Review	16
C.	Reports to Boards	16
D.	Reporting Potential Violations/Wrongdoing	16
E.	Recordkeeping	18

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Part 1.	General Principles

First Quadrant, L.P. (“First Quadrant” or the “Firm”) and its personnel have an overarching fiduciary duty to its clients and an obligation to uphold that fundamental duty. The general principles of that duty, as set forth below, should govern the conduct of all First Quadrant personnel, whether or not the conduct also is covered by more specific standards and procedures set forth in First Quadrant’s Code of Ethics (the “Code”). First Quadrant personnel should act at all times with honesty, integrity, and professionalism and adhere to the following general principles of duty:

•	To place the interests of clients first;
•	To conduct all personal securities transactions in such a manner as to be consistent with First Quadrant’s Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility;
•	To not take inappropriate advantage of or abuse their position of trust and responsibility;
•	To keep the identity of security holdings and financial circumstances of clients confidential; and
•	To maintain independence in the investment decision-making process.

Failure to abide by these principles could have adverse effects on the Firm’s reputation. Consequently, failure to comply with these principles and the Code may result in disciplinary action, up to and including termination of employment.

The purpose of the Code is to establish procedures consistent with Rule 204A-1 of the Investment Advisers Act of 1940, Rule 17j-1 of the Investment Company Act of 1940 (the “Act”), and the Securities Exchange Act of 1934. Accordingly, no Access Person shall —

1.	Employ any device, scheme or artifice to defraud;

2.	Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any person; or

4.	Engage in any manipulative practice.

Any questions related to the Code should be directed to the Chief Compliance Officer (“CCO”).

Part 2.	Scope of the Code

A.	Topics Addressed in the Code

A high standard of honesty and integrity in all business transactions and practices is a central part of First Quadrant’s philosophy. Consistent with this, First Quadrant expects each Supervised Person, as defined below, to avoid any activity that may reflect negatively on personal or First Quadrant integrity, which could be seen as a conflict of interest, or which could compromise First Quadrant or its clients in any way. With this philosophy in mind, the Code addresses securities-related conduct and focuses principally on fiduciary

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duty, personal securities transactions, insider trading, gifts and business entertainment, charitable donations, political contributions and conflicts of interest.

B.	Persons Covered by the Code

Supervised Persons include:

•	Partners and officers of First Quadrant;
•	Employees and interns of First Quadrant;
•	Certain persons who provide advice on behalf of First Quadrant and are subject to First Quadrant’s supervision and control (e.g., temporary workers), or particular persons designated by the CCO; and
•	Certain consultants and independent contractors. (Note: While certain consultants and independent contractors are not subject to the supervision and control of First Quadrant, they are bound by a contractual duty and may also be designated by the CCO to abide by these general principles and First Quadrant’s Code. As such, they are included here for purposes of this document.)

An Access Person is anyone who is a Supervised Person who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. A Supervised Person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an Access Person. In general, First Quadrant deems all full time Supervised Persons as Access Persons unless an exception is specifically granted by the Compliance Department.

Family Members: For purposes of First Quadrant’s personal securities transactions, “employee”, “account”, and “Supervised Person” are further defined to include anyone living in the partner or employee’s household who looks to the employee or partner for support and any account in which he or she has a direct or indirect beneficial interest (such as a trust) or has discretionary trading authority.

C. Securities Covered by the Code

Covered Security means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act (“Advisers Act”). The term “Covered Security” is very broad and includes items you might not ordinarily think of as “securities”, such as:

•	futures and options on securities, indexes, currencies, and commodities;
•	all forms of limited partnerships;
•	domestic and foreign unit investment trusts and closed-end funds; and
•	private investment funds, hedge funds, investment clubs or any other limited or private offerings.

Covered Security does not include:

•	direct obligations of the U.S. government (e.g., Treasury securities);
•	bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;
•	shares issued by money market funds;
•	shares of open-end mutual funds other than Reportable Funds (defined below); and

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•	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Reportable Fund means shares of open-end mutual funds that are advised or sub-advised by First Quadrant or its affiliates (a list of Reportable Funds is located on the Firm’s Wiki at Compliance/ Code of Ethics at http://wiki.fqw.com/).

Reportable Security means any security described as a “Covered Security”, “Reportable Funds”, and Exchange Traded Funds (“ETFs”).

Part 3.	Standards of Business Conduct

A.	Compliance with Laws and Regulations

In accordance with the General Principles outlined in Part 1, Supervised Persons must comply with all applicable federal securities laws, rules, regulations and Firm policies governing the business practices of First Quadrant.

B.	Conflicts of Interest

As a fiduciary, First Quadrant has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Supervised Persons are expected to conduct themselves at all times in compliance with this duty by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client or First Quadrant’s business. Supervised Persons subject to First Quadrant’s Code must try to avoid situations that have even the appearance of conflict or impropriety.

1.	Conflicts Among Client Interests. From time to time, potential conflicts of interest may arise between a portfolio manager's management of the investments of one type of portfolio, on the one hand, and the management of other types of portfolios. The portfolio managers oversee the investments of various types of portfolios in the same strategy, such as mutual funds, pooled investment vehicles and separate portfolios for individuals and institutions. Investment decisions generally are applied to all portfolios utilizing that particular strategy, taking into consideration client restrictions, instructions and individual needs. A portfolio manager may manage a portfolio whose fees may be higher or lower than the fees charged to another portfolio. Management of multiple funds and portfolios may create potential conflicts of interest relating to the allocation of investment opportunities, and the aggregation and allocation of client trades. Additionally, the management of different types of portfolios may result in a portfolio manager devoting unequal time and attention to the management of one type of portfolio.

2.	Competing with Client Trades. First Quadrant prohibits Supervised Persons from using knowledge about pending or currently-considered securities transactions on behalf of clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities, or for the profits of others. Conflicts raised by personal securities transactions also are addressed more specifically in Section D below.

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3.	Referrals/Brokerage. As a fiduciary, First Quadrant conducts its business in a fully disclosed manner. Supervised Persons must act in the best interests of First Quadrant’s clients regarding brokerage and other costs incurred by clients in connection with First Quadrant’s management of the client’s portfolio. Supervised Persons are reminded to strictly adhere to First Quadrant’s policies and procedures regarding brokerage services (including allocation, best execution, and directed brokerage).

4.	Disclosure of Significant Relationships/Arrangements with Related Parties. Supervised Persons are required to disclose at the time of their initial employment with the Firm, and subsequently in advance of entering into, any significant relationships/arrangements they or their Family Members have, or intend to make with anyone with whom First Quadrant has a Business Relationship that may cause potential or actual conflicts of interest. For these purposes, a Business Relationship is presumed to exist with the following: clients, prospective or potential clients, consultants, brokers, dealers, and vendors. Reporting and requests for approval of any such activity should be made to the Compliance Department.

C.	Insider Trading

No First Quadrant Supervised Person shall (i) purchase or sell, either personally or on behalf of others (such as private portfolios managed by First Quadrant), any security while in possession of material, non-public information regarding such security or (ii) communicate material, non-public information to others without the consent of the CCO after due consideration of the appropriateness of such communication. “Material non-public information” relates not only to issuers but also to First Quadrant’s securities recommendations and client securities holdings and transactions. This policy applies to the activities of Supervised Persons both within and outside their duties at First Quadrant.

Procedures Regarding Material Non-Public Information

Whenever a Supervised Person of First Quadrant receives material, non-public information about a company, that individual should not trade or recommend trading on the basis of such information or divulge such information to persons other than the CCO until that individual is satisfied that the information is public or no longer material. If the Supervised Person has any question at all as to whether the information is material or not public, that individual must resolve the question or questions before trading, recommending trading or divulging the information.

Additional requirements for personal trading in the securities of Affiliated Managers Group, Inc. (“AMG”) have been adopted by AMG for its affiliates (including First Quadrant) and their employees, officers and directors. These procedures can be found in the Affiliated Managers Group, Inc. Insider Trading Policy and Procedures (the “AMG Policy”) which is available on the Firm’s Wiki at Compliance/Code of Ethics at http://wiki.fqw.com/). See the AMG Policy for an expanded discussion of the term “material, non-public information”.

Any question as to the applicability or interpretation of the foregoing procedures or the propriety of any desired action, must be discussed with the CCO prior to trading or recommending trading of a security.

D.	Personal Securities Transactions Policies and Procedures

Supervised Persons are required to strictly comply with First Quadrant’s policies and procedures regarding personal securities transactions.

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D1.	Prohibited Transactions

Supervised Persons shall not cause or permit the purchase or sale, directly or indirectly, of any Covered Security in which they have, or by reason of such transaction acquire, any direct or indirect beneficial ownership* and which to their actual knowledge at the time of such purchase or sale is or has:

•	being recommended to a First Quadrant client;
•	under consideration for such recommendation;
•	being purchased or sold by First Quadrant on behalf of a client;
•	been purchased or sold by First Quadrant on behalf of a client within the last four (4) business days, which includes the date the request to trade is submitted; or
•	an initial public offering.

* For further information regarding “beneficial ownership”, please see the CCO.

D2.	Pre-Clearance of Personal Securities Transactions

Information concerning Covered Securities traded by First Quadrant on behalf of its clients for the last 4 business days is uploaded daily from First Quadrant’s portfolio accounting system onto Schwab Compliance Technologies (“SCT”). Generally, Supervised Persons may not purchase or sell any Covered Security traded within the last 4 business days, nor any Covered Security found on the Firm’s trade blotters. Additionally, Supervised Persons may not purchase or sell any “derivative” security that derives its value from a Covered Security traded within the last 4 business days or found on the Firm’s trade blotters. Supervised Persons wishing to transact in AMG stock must receive prior approval from the CCO or their designee and from the General Counsel of AMG or their designee in accordance with the AMG Insider Trading Policy. Additionally, all acquisitions of securities by a Supervised Person in a private investment fund, hedge fund, investment club or any other limited or private offering must receive prior approval from the CCO or their designee.

Except as specifically permitted in Section D4 and prior to any purchase or sale of a Covered Security not prohibited under Section D1, every Supervised Person must fully complete a Preclearance Request on SCT during market hours. The Supervised Person seeking approval to trade may not trade the security until notification of approval is received. An approved Preclearance Request expires at the end of the date of approval. If the approved trade is not executed during the specified time period it must be re-submitted through SCT. This policy effectively prohibits the use of “good til cancelled” limit orders of any kind.

D3.	Discretionary Third-Party Managed Accounts

A Discretionary Third-Party Managed Account is an account: (a) for which a Supervised Person has granted a trustee or a discretionary third-party manager investment authority over the account; and (b)over which the Supervised Person has no direct or indirect influence or control with respect to purchases or sales of securities or allocations of investments.

Supervised Persons may maintain Discretionary Third-Party Managed Accounts subject to the disclosure and reporting requirements described below. Provided they comply with all requirements of this Code, such accounts are exempt from the pre-clearance requirements outlined in Section D2.

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Disclosure Requirements for Discretionary Third-Party Managed Accounts

All Access Persons who maintain Discretionary Third-Party Managed Accounts must disclose such accounts in SCT. Such disclosure must include the following information:

•	Account Owner Name
•	Account Number
•	Name and Contact Information of the trustee or discretionary third-party manager
•	The trustee’s or discretionary third-party manager’s firm
•	Description of the Access Person’s relationship to the trustee or discretionary third-party Manager if any, including any affiliation or family relationship that may exist between the Access Person and the person or firm managing the account

Additionally, the Access Person must promptly notify the Compliance Department when there is a change in the third-party managed account arrangements.

Reporting Requirements for Discretionary Third-Party Managed Accounts

First Quadrant Compliance will require the provision of account statements for all Discretionary Third-Party Managed Accounts. First Quadrant’s Compliance Department may also require Access Persons to re-certify their arrangements with the trustees or third party managers of the discretionary accounts periodically.

In addition, Compliance may periodically request a confirmation from the trustee or discretionary third-party manager of each Discretionary Third-Party Managed Account to confirm the account continues to be discretionary and that there have been no instances where the Access Person had direct or indirect influence or control of the account.

D4.	Exceptions to Pre-Clearance Requirements

Transactions in the following Covered Securities shall not require pre-clearance under Section D2:

•	Transactions in Covered Securities (other than private investment funds, hedge funds, investment clubs or any other limited or private offerings) that do not exceed $2,000 (i.e., share price x number of shares) in any particular security on any given day, provided that the aggregate of all transactions valued at less than $2,000 in Covered Securities made during any rolling three-month period does not exceed $20,000. Once the $20,000 threshold has been met for a rolling three-month period, all subsequent transactions in Covered Securities, regardless of their value, must be pre-cleared. For derivative transactions, the $2,000 per day and $20,000 per rolling three-month period de minimis thresholds apply to the notional value of the transaction rather than face amount.
•	Purchases or sales of shares of open-end mutual funds, regardless of whether or not they are advised or sub-advised by First Quadrant or its affiliates. Reportable Funds, which are open-end mutual funds advised or sub-advised by First Quadrant and its affiliates, are reportable, but do not require preclearance. A list of Reportable Funds is located on the Wiki at General Office/Compliance/Code of Ethics at http://wiki.fqw.com/);
•	Unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by First Quadrant or its affiliates.
•	Corporate, municipal and Treasury bonds.
•	Purchases or sales of ETFs, though transactions must be reported.
•	Futures found on the Exempt Futures List (located at Compliance/Code of Ethics at http://wiki.fqw.com/) maintained by the Compliance Department.

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•	Purchases that are part of an automatic dividend reinvestment plan or automatic employee stock purchase plan.
•	Purchases or sales that are non-volitional on the part of the Supervised Person (e.g., gifts, inheritances, or transactions which result from corporate actions applicable to all similar security holders, such as splits, tender offers, mergers, stock dividends, etc.).

D5.	Reports on Securities Transactions

Every Supervised Person shall provide or make arrangements with his or her broker(s) to provide duplicate monthly/quarterly statements, on a timely basis, to First Quadrant’s Compliance Department. These statements at a minimum must include:

•	the name of the broker, dealer or bank with or through which the transaction was effected;
•	the name of the Reportable Security traded; and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;
•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	the price at which the trade was effected; and
•	the trade date.

The submission of monthly/quarterly statements may be facilitated via an electronic feed to SCT.

Initial Holdings Report: Every new employee shall file with the Compliance Department an Initial Holdings Report using a Securities Holdings Report (found on SCT), no later than 10 calendar days after such person becomes a Supervised Person. The information in this Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes a Supervised Person. The report must include:

•	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security in which the Supervised Person had any direct or indirect beneficial ownership;
•	The name of the broker, dealer or bank, including the account number(s), with whom the Supervised Person maintains an account in which any securities were held for the Supervised Person’s direct or indirect benefit; and
•	The date the report is submitted to the Compliance Officer.

The report may be effectively completed using broker statements, as long as the required information noted above is provided within the broker statements.

Quarterly Transaction Report: Quarterly Transaction Reports detailing transactions in Reportable Securities must be filed through SCT no later than 30 calendar days after the end of each calendar quarter. If no transactions have been effected during a calendar quarter, a Transaction Report must still be filed, stating that no transactions occurred during that quarter.

Where reportable transactions exist, the report must include:

•	the date of each transaction, the title and exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Reportable Security involved, the interest rate and maturity date (if applicable);
•	the nature of each transaction (i.e., purchase, sale, or other);

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•	the price of the Reportable Security at which each transaction was effected;
•	the name of the broker, dealer or bank with whom each transaction was effected; and
•	the date the report is submitted in SCT, which is automatically captured by the system.

In addition, with respect to any new account established by a Supervised Person in which any covered securities were or were capable of being held during the quarter for the direct or indirect benefit of the Supervised Person must be reported. The report must include:

•	the name of the broker, dealer or bank with whom the account was established, the account number and the name on the account;
•	the date the account was established; and
•	the date the report was submitted in SCT, which is automatically captured by the system.

The following transactions are exempt from reporting:

•	Direct obligations of the U.S. government (e.g., Treasury securities);
•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares of open-end mutual funds that are not advised or sub-advised by First Quadrant or its affiliates[1] (list of Reportable Funds (open-end mutual funds advised or sub-advised by First Quadrant and its affiliates) is located on the Wiki at Compliance/Code of Ethics at http://wiki.fqw.com/);
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by First Quadrant or its affiliates;
•	Automatic dividend reinvestments, including dividend reinvestment plans; and
•	Corporate actions applicable to all similar Security holders, such as splits, tender offers, mergers, stock dividends, etc.

These transactions are collectively referred to herein as "non-reportable transactions”. Any such Transaction Report may contain a statement declaring that the reporting of any transactions shall not be construed as an admission that the Supervised Person has any direct or indirect beneficial ownership in the Security.

Note: All ETFs are considered Reportable Securities for purposes of this Code.

Annual Securities Holdings Report: Annually, within 45 calendar days of January 1st, all employees (on behalf of themselves and their Family Members) are required to file a Securities Holdings Report (found on

SCT). The information provided must be current as of a date no more than 45 days prior to the date the report is submitted and must include:

•	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Supervised Person had any direct or indirect beneficial ownership, and a notation of any such Reportable Security that is not held in a brokerage account;

1 Transactions and holdings in First Quadrant sponsored 401k accounts do not need to be reported since First Quadrant’s Compliance Department can obtain the information directly from the plan administrator. However, this does not include “self-directed” 401k accounts. Employees with self-directed 401k accounts are still required to report holdings and transactions in such accounts.

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•	the name of any broker, dealer or bank, including the account number(s), with which the Supervised Person maintains an account in which any securities were held for the Supervised Person’s direct or indirect benefit; and
•	the date the report is submitted in SCT, which is automatically captured by the system.

Filing the Annual Securities Holdings Report does not remove responsibility from an employee to report a new brokerage account on SCT at the time a brokerage account is opened, and to ensure duplicate broker statements are forwarded to the Compliance Department beginning at that time.

Review of Reports: Periodically, the Compliance Officer will review reports submitted to determine whether a violation of these Procedures has occurred. This review will be documented in SCT. The reportable transactions of the Compliance Officer shall be reviewed by the CCO. The reportable transactions of the CCO shall be reviewed by the Compliance Officer. If there is any violation identified, the Compliance Officer shall report such violation to the COO directly.

If during the initial review, the Compliance Officer believes that a violation has possibly occurred, the Compliance Officer will further investigate and, in so doing, give the employee responsible for the transaction an opportunity to explain and/or supply additional explanatory materials.

Following the investigation, if the Compliance Officer still believes that a violation of these Procedures has occurred, the Compliance Officer shall submit this determination, together with the relevant information and any additional explanatory material provided by the employee, to the CCO. The CCO will review the documentation and circumstances of the suspected violation and confirm whether a violation has occurred. If the CCO determines that a violation has occurred, the CCO will take appropriate actions in accordance with this policy. Code of Ethics violations are reported to the COO and Managing Partner periodically.

Confidentiality: Broker statements and related documentation, Transaction Reports and Securities Holdings Reports will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from government agencies, fund compliance officers and external auditors.

D6.	Exceptions

In special circumstances, the CCO may grant an exception regarding personal trading matters, provided the circumstances are consistent with First Quadrant’s fiduciary duty to its clients and any applicable laws and/or regulations, and are not so frequent or extensive as to develop a pattern over time. In granting an exception, the CCO will consider the facts and circumstances surrounding such request. Records related to exceptions are maintained in SCT.

D7.	Enforcement of the Procedures - Sanctions

Upon determination that a violation of these Procedures has occurred, the CCO may impose sanctions as he or she determines is appropriate given the circumstances. Failure to comply with any sanction may result in additional, more severe sanctions being imposed, including termination of employment.

E.	Gifts, Business Entertainment and Charitable Donations Policies and Procedures

First Quadrant has a fiduciary duty to act in the best interest of its clients and to not be unduly influenced in such a way that potential conflicts of interest may actually, or appear to, jeopardize that duty. One example of potential conflicts is in situations in which First Quadrant or its employees give or receive gifts, business

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entertainment or other favors in the course of doing business. It is important to First Quadrant’s independence of judgment and the Firm’s image to only give or accept these items in accordance with normally accepted business practices and to not raise any question of propriety.

As a company with clients located in a number of foreign jurisdictions, First Quadrant takes into account local business practices and customs and conducts itself in compliance with U.S. and local law. As legal requirements vary by jurisdiction, employees should consult with the CCO regarding any questions about applicable laws. (Please note that additional information regarding the U.S. Foreign Corrupt Practices Act may be found in the “Political Contribution – ‘Pay to Play’ Requirements” section of the Compliance and Supervision Manual.)

The following policies and procedures are designed to help maintain these standards and are applicable to all employees of First Quadrant.

E1.	Policy

No Supervised Person may, directly or indirectly, give or receive any gift, including charitable donations, or business entertainment to or from anyone with whom First Quadrant has or is likely to have any business dealings (“Business Relationship”) unless the gift, charitable donation, or business entertainment falls within one of the following categories of permissible gifts, charitable donations, or business entertainment, and is not otherwise inconsistent with any applicable law or regulation, including, without limitation, the rules governing gifts to public officials discussed below. Supervised Persons are prohibited from soliciting gifts or business entertainment from anyone with whom First Quadrant has a Business Relationship.

Prior to receiving or providing a gift or business entertainment, First Quadrant may notify the donor or recipient that the donor or recipient may wish to consult his or her firm’s policies to confirm compliance. In addition, First Quadrant from time to time may agree (or be required by another firm) to comply with policies and procedures regarding gifts and business entertainment of firms with which First Quadrant has a Business Relationship and, if so, First Quadrant will abide by those policies and procedures.

A Business Relationship will be presumed to exist with the following (this list does not represent an exhaustive list):

•	Clients;
•	Prospective and potential clients;
•	Consultants;
•	Brokers;
•	Dealers; and

•	Vendors.

Under no circumstances may employees receive or give gifts in the form of cash or cash equivalents, including gift certificates.

Business Entertainment: So long as the donor is present, an occasional meal, a ticket to a sporting event or the theatre, greens fees, an invitation to a reception or cocktail party, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety, is permitted. Shared entertainment permitted under this paragraph need not be aggregated with other gifts for purposes of the $100 limit set forth below. Employees should seek prior approval from Compliance in circumstances where he or she is unsure about the value or appropriateness of proposed entertainment.

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Charitable Donations: For each First Quadrant employee, charitable donations solicited by and/or received from a single Business Relationship may not exceed $1,000 per calendar year (individually and in the aggregate).

Charitable donations solicited by and/or received from a business or business contact by a First Quadrant employee may only be accepted if the donation (i.e., check or money order) is payable to a publicly recognized charity. Under no circumstances can the check be payable to First Quadrant or a First Quadrant employee and under no circumstances should a First Quadrant employee ask a business or business contact to make a donation on behalf of First Quadrant or the employee.

First Quadrant - Sponsored Events: For a First Quadrant-sponsored event that may or may not in a given instance fall clearly within one of the above categories of permissible gifts for a First Quadrant employee to give, partners, officers, and employees must check with the CCO to ascertain whether such an event requires approval. Under appropriate circumstances, a specific or general exemption for First Quadrant-sponsored events may be obtained from the CCO. Employees are responsible for confirming that such an exemption either has been granted or is not necessary before extending an invitation to such an event.

Gifts: For each First Quadrant employee, gifts received from or made to a single Business Relationship, having a retail value of $100 or less for the calendar year (individually and in the aggregate) are permitted (Registered Representatives of ADI – see below for additional details). Examples of gifts subject to the annual $100 per Business Relationship limit include, but are not limited to, flowers, fruit baskets, and wine. Also included are tickets to a sporting event, theatre, greens fees, an invitation to a reception or cocktail party or comparable entertainment if the donor will not be present. (See Business Entertainment, where donor is present.) Tickets or gifts for an individual and his or her spouse or family member shall be aggregated in determining whether the tickets have a retail value in excess of $100. Should a gift come to a particular group within First Quadrant, the value will be divided among the employees in the group. Should a gift come to First Quadrant as a whole, the gift’s value will be divided among all First Quadrant employees. All gifts received and provided are required to be reported per Section E3 - Procedures below.

Gifts and Business Entertainment to Public Employees: Employees are reminded that different rules apply when you are giving anything of value to public employees. State law and some government agencies impose restrictions on whether or not public employees can receive anything of value or impose limits on the permissible amount. In order to preserve our business relationship with our public fund clients, employees are required to understand and comply with the restrictions imposed by these entities prior to providing any meal, business entertainment, travel, lodging, or other gift to any federal, state, county or municipal employee or representative.

Global Affairs

U.S. and other laws applicable to our business prohibit payments and other compensation (which may be interpreted to include meals, gifts and business entertainment) to government officials and others. Employees may not make, or promise to make, payments to government officials or others in order to obtain or retain business.

Other Payments from Brokers: Employees may not accept reimbursement from brokers for: travel and hotel expenses; speaker fees or honoraria for addresses or papers given before audiences; or consulting services or advice they may render. Likewise, employees may neither request nor accept loans or personal services from brokers.

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Promotional Items: Promotional items of nominal value that display First Quadrant’s or the donor’s logo, such as pens, calendars, clothing, bags, umbrellas and diaries, are permitted. Such gifts need not be aggregated for purposes of the $100 rule above, but should not exceed a reasonable number from or to the same person within a calendar year.

Travel and Related Incidentals: Supervised Persons are prohibited from accepting travel, lodging and related incidentals in relation to gift and business entertainment opportunities. With respect to business related travel, First Quadrant partners, officers, and employees are periodically invited to attend or participate in conferences, tour a client’s facilities, or meet with representatives of a client. Such invitations may involve traveling and may require overnight lodging. As a general matter, First Quadrant pays for travel and lodging expenses associated with such activities. However, if appropriate, partners, officers and employees may accept travel-related amenities if the costs are considered insubstantial, are broadly available to all attendees, and are not readily ascertainable (e.g., a shuttle bus at a conference).

Registered Representative of AMG Distributors, Inc. (“ADI”): In addition to the requirements stated in this policy, employees who are also registered representatives of ADI are required to also comply with the gifts and non-cash compensation policies maintained in ADI’s Supervisory Procedures Manual. The aggregate limit for gifts is $100 per calendar year. ADI must make and retain a record of all gifts and gratuities in any amount known to relate to First Quadrant. All registered representatives are required to report to the CCO or his or her designee the giving or receiving of any such gifts or gratuities.

If there is any doubt as to the estimated retail value of gifts or other items/services, or application of the policy, please consult the CCO.

E2.	Policy Exceptions

In limited circumstances, the CCO may grant an exception to the gift and business entertainment policies, provided such gift or business entertainment is consistent with applicable laws and/or regulations and is not so frequent or so extensive as to raise any question of propriety.

E3.	Procedures

Employees who receive gifts or donations that are not permitted must return the gift or donation to the donor. If it is not possible to return a gift, the gift should be donated to a charitable organization. All charitable donations exceeding the permitted limit must be returned to the donor.

Employees must inform their managers of the giving or receiving of any gifts, charitable donations, or shared entertainment, including those gifts and charitable donations returned to the sender.

Gifts and entertainment received valued over $25 must be reported to Compliance through SCT within 30 days of receipt. Employees are prohibited from accepting gifts over $100 unless approved by the CCO.

Gifts and entertainment provided to clients/prospects must be reported to Compliance through SCT within 30 days of the event or the day the company credit card statement is received, unless such information is already reported to First Quadrant’s accounting system. Gifts provided to clients/prospects valued over $100 require prior approval from Compliance.

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E4.	Exemption Procedures

If an employee believes that it would be appropriate to give or receive a gift or charitable donation outside the normal gift policy guidelines in a specific situation, he or she must submit a request to the CCO seeking prior approval of the proposed exception in SCT. The request should specify:

•	the name of the donor;
•	the name of the intended recipient and his or her employer;
•	the nature of the gift and its monetary value;
•	the nature of the Business Relationship; and
•	the reason the gift is being given.

E5.	Oversight

The CCO or their designee will review all submissions by First Quadrant personnel regarding gifts or business entertainment and conduct any appropriate follow-up.

E6.	Management Reporting

The CCO will promptly report any significant issues or concerns regarding employees’ activities covered under this policy to the COO unless the issue involves the COO, in which case the CCO will report the issue to the Firm’s Managing Partner.

F.	Political Contributions and Fund Raisers

First Quadrant does not contribute financial or other support to political parties or candidates for public office. First Quadrant employees may participate personally in political activities that may include contributions and donations to political candidates (subject to all applicable laws and First Quadrant’s Political Contributions Policy); however, at no time will employees be reimbursed by the Firm for such activities.

First Quadrant strictly prohibits any employee from making contributions or expenditures to or for any candidates for any public office, or to any persons for any political purpose whatsoever as a quid pro quo for receiving, or with the expectation of securing now or in the future, business from any public official, or any federal, state, or local government agency.

Your personal political contributions, and those of certain of your family members, could impact First Quadrant’s ability to continue to do business or bid on new business with government entities within certain jurisdictions in the United States. Specifically, Rule 206(4)-5 of the Investment Advisers Act of 1940, which applies to all registered investment advisers, including First Quadrant, places limits on individual contributions of certain investment adviser employees, and may prohibit an investment adviser from managing money for state or local government entity clients for a specified period following any disqualifying contributions. In addition, a number of jurisdictions have enacted so-called “pay-to-play” laws that prohibit certain employees of service providers to state or local agencies and departments from making political contributions to state or local officials that are covered by these laws. Even if a personal political contribution is not prohibited, these laws may require that any contribution be reported to the state or locality. If you have any questions about a political contribution that you intend to make, please contact the CCO.

For additional information on this topic, including required pre-clearance procedures, please see the “Political Contributions – Pay to Play Requirements” section of the Compliance and Supervision Manual.

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G.	Confidentiality

Information concerning the identity of security holdings and financial circumstances of clients is confidential.

a.	Firm Duties. First Quadrant and its Supervised Persons must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the Firm. Additionally, Supervised Persons are required to fully comply with First Quadrant’s Privacy Policy.

b.	Supervised Persons’ Duties. First Quadrant prohibits Supervised Persons from disclosing to persons outside the Firm any material non-public information about any client, the securities investments made by First Quadrant on behalf of a client, information about contemplated securities transactions, or information regarding First Quadrant’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

H.	Service on a Board of Directors

Because of the high potential for conflicts of interest and insider trading issues, Supervised Persons are generally restricted from serving on the board of directors for any publicly held company. However, under certain circumstances where serving on a board of directors does not represent a conflict of interest for First Quadrant, an employee may be granted an exception to the restriction and sit on the board of directors for a publicly held company. Permission is required from the CCO and Managing Partner prior to committing to serve on the board of directors for any publicly held company. In addition, although serving on the board of directors of private companies or non-profit organizations does not require permission, such situations must be reported to the CCO through SCT.

Part 4.	Compliance Procedures

A.	Distribution and Certification

Each Supervised Person is required to certify upon hire and at least annually thereafter, and upon any amendment to the Code, that: (i) they have received, read and understood the Code; and (ii) they have complied and will comply with the requirements of the Code.

Part 5.	Administration and Enforcement of the Code

A.	Training and Education

Training relative to the Code will occur periodically. All Supervised Persons are required to attend any training sessions or read any applicable materials provided to them relative to the Code.

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B.	Annual Review of the Code of Ethics

At least annually, the CCO shall review the adequacy of the Code and the effectiveness of its implementation. The CCO may also report the results of this review to the Managing Partner and COO.

C.	Reports to Boards

For any fund First Quadrant advises or sub-advises, First Quadrant may be asked to provide periodic written reports to the fund’s board of directors that describes any issues arising under the Code since the last report, including information about material violations of the Code and sanctions imposed in response to such violations. The report may include discussion of whether any waivers that might be considered important by the board were granted during the period. The report may also certify that the adviser has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code.

D.	Reporting Potential Violations, Investigation and Sanctions, and Whistleblower Rules

D1. Reporting Potential Violations

All Supervised Persons are required to act honestly and ethically in support of the culture of integrity that we have all fostered within First Quadrant. Every Supervised Person is a valuable member of the First Quadrant team, and this broad requirement includes acting in what each individual believes to be First Quadrant’s best interest, which includes reporting any concerns regarding any potential violations of any applicable law, rule or policy, or any other potential wrongdoing, by First Quadrant, any of our employees, or any of our service providers. If First Quadrant’s management is unaware of such activities, these potential violations may ultimately have an adverse affect on all of us as members of First Quadrant.

Actual or potential violations of any applicable law, rule or Firm Compliance policies including the Code should be discussed with the CCO upon discovery. In addition, any supervisor or member of management who receives a report of an actual or potential violation or wrongdoing should consult with the CCO upon receipt of the report. If the CCO is involved in the actual or potential violation or wrongdoing, or is unavailable, the Supervised Person may report the matter to the Managing Partner or COO.

Good faith reporting of suspected violations by others shall not subject the reporting person to penalty, reprisal, or retaliation by First Quadrant or any of its employees. Please see the Whistleblower Rules section below for additional information.

“Violations” should be interpreted broadly, and may include, but are not limited to, such items as:

•	noncompliance with laws, rules, and regulations applicable to the business of First Quadrant;
•	fraud or illegal acts involving any aspect of First Quadrant’s business;
•	material misstatements in regulatory filings, internal books and records, clients’ records, or reports;
•	activity that is harmful to First Quadrant’s clients, including any fund shareholders; and
•	deviations from required internal controls, policies and procedures that safeguard clients and First Quadrant.

All such reports will be taken seriously, investigated promptly and appropriately, and treated with the appropriate confidentiality as determined by First Quadrant in light of the circumstances.

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D2. Investigation and Sanctions

Potential violations of Firm Compliance policies, including the Code, shall be investigated by the CCO, his designee, and/or other senior management. During the course of the investigation, the CCO, his designee or other senior management may provide an update to the reporting Supervised Person on the status of the investigation as appropriate. In addition, the reporting Supervised Person may request an update at any time. Each investigation may be documented, as determined by First Quadrant under the circumstances, such as the name(s) of the relevant parties, the date of the investigation, identification of the violation or potential violation, and a summary of the disposition. The CCO or his designee will report his or her findings as necessary to the Managing Partner and COO.

Following First Quadrant’s investigation, personnel who are deemed to have committed any violations or other wrongdoing may be subject to disciplinary action including, but not limited to:

(i)	having the Supervised Person’s employment responsibilities reviewed and changed, including demotion;
(ii)	oral or written reprimand;
(iii)	forfeit of any trading profits or other compensation or monetary benefits;
(iv)	suspension of personal trading privileges;
(v)	suspension or termination of employment; and
(vi)	reporting to the appropriate regulatory authorities if applicable.

These are guidelines only, and First Quadrant reserves the right to apply any sanction or combination of sanctions deemed appropriate after considering the facts and circumstances surrounding a violation. Violations of law, rules, regulations, Firm policies or the Code may also result in criminal prosecution or civil action.

D3. Whistleblower Rules

Nothing in this Code or in any other agreements you may have with First Quadrant is intended to or shall preclude or impede you from cooperating with any governmental or regulatory entity or agency in any investigation, or from communicating any suspected wrongdoing or violation of law to any such entity or agency, including, but not limited to, reporting pursuant to the “whistleblower rules” promulgated by the Securities Exchange Commission (Security Exchange Act Rules 21F-1, et seq.). For the avoidance of doubt, you are not required to give the Firm prior notice of, or obtain the Firm’s prior written consent in connection with regulatory communications contemplated under the SEC’s or other regulatory entity or agency’s “whistleblower rules

Retaliation of any type against a Supervised Person who reports a suspected violation or assists in the investigation of such conduct (even if the conduct is not found to be a violation) is strictly prohibited and constitutes a further violation of the Code and these procedures.

All Supervised Persons are encouraged (and have the responsibility) to ask questions and seek guidance from the CCO, COO or the Managing Partner with respect to any action or transaction that may constitute a violation and to refrain from any action or transaction which might lead to the appearance of a violation. The CCO will also provide periodic training to the Firm’s employees and partners regarding the requirements of these policies and procedures.

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E.	Recordkeeping

In accordance with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204-2 under the Investment Advisers Act of 1940, First Quadrant will maintain the following records:

•	A copy of the Code, and any amendments thereto, that is or was in effect within the past five years;

•	Copies of certifications referenced in Part 4 hereof for all persons who are or within the past five years were required to make such certifications under to the Code;

•	A record of any violation of the Code and of any action taken as a result of such violation;

•	All reports and forms required to be filed by employees under the Code;

•	A record of all persons who are or within the past five years were required to file reports under this Code, or who are or were responsible for reviewing these reports; Pre-clearance requests, approval records, and any reasons supporting the decisions to approve purchases of a limited offering; and

•	A copy of all written annual reports referenced in Part 5.C. hereof.

The retention period for these records is five years from the end of the fiscal year in which the transaction occurs, the first two years in an easily accessible place.

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